EXHIBIT 5.1

[LETTERHEAD OF BRACEWELL & PATTERSON, L.L.P.]

June 10, 2003

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation (the “Company”), in connection with the proposed offering by the Company from time to time of up to 8,000,000 shares (the “Shares”) of the Company’s common stock, $1.00 par value per share (“Common Stock”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of the Common Stock.

We have examined originals or copies of (i) the Articles of Incorporation of Prosperity, as amended, (ii) the Bylaws of Prosperity, as amended, (iii) certain resolutions adopted by the Board of Directors of Prosperity and (vi) such other documents and records as we have deemed necessary, relevant or appropriate for the purposes of this opinion. In addition we have relied upon, and have assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and when (i) issued in accordance with the Registration Statement and resolutions of the Board of Directors of the Company (or a duly authorized committee thereof) authorizing the issuance of the Shares and (ii) delivered to and paid for by the purchasers thereof in accordance with the terms of the agreement under which they are sold, will be validly issued, fully paid and non-assessable.

Prosperity Bancshares, Inc.

June 10, 2003

The foregoing opinion is based on and is limited to the corporate laws of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references of our firm under the heading “Legal Matters” in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Bracewell & Patterson, L.L.P.
Bracewell & Patterson, L.L.P.